CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CPS Superconductor Corporation

(a Delaware corporation)

INTO

Ceramics Process Systems Corporation

(a Delaware corporation)

Pursuant to Section 253 of the General Corporation Law of the State of Delaware, Ceramics Process Systems Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the Corporation was incorporated on the April 13, 1987, pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of each class of the stock of CPS Superconductor Corporation, a corporation incorporated on the April 7, 1988 pursuant to the General Corporation Law of the State of Delaware (the "Subsidiary").

THIRD: That on February 7, 2007, the Board of Directors of the Corporation, acting by written consent in accordance with Section 141 (f) of the General Corporation Law of the State of Delaware, duly adopted the following resolutions and determined to merge the Subsidiary into the Corporation and change the Corporation's corporate name to "CPS Technologies Corp." on the conditions set forth in such resolutions:

RESOLVED:	That the Corporation shall, pursuant to Section 253 of the General Corporation Law of the State of Delaware, merge into itself its wholly owned subsidiary, CPS Superconductor Corporation, a Delaware corporation (the "Subsidiary"), with the Corporation as the surviving corporation, and shall assume all of the Subsidiary's liabilities and obligations (the "Merger"); and that upon the effectiveness of the Merger, the Corporation's corporate name shall be changed to "CPS Technologies Corp”.
RESOLVED:

That the President, Chief Executive Officer and Treasurer of the Corporation (the

"Authorized Officer") is authorized and directed to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger setting forth a copy of the preceding resolution and this resolution, the filing thereof to be conclusive evidence of the authorization therefor by the Board.

RESOLVED:	That, notwithstanding approval of the Certificate of Ownership and Merger by the Board, the Authorized Officer may, at any time prior to the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, abandon the filing of the Certificate of Ownership and Merger without further action by the Board.
RESOLVED:

That upon effectiveness of said Merger, the name of the Corporation shall be changed to "CPS Technologies Corp." and Article First of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

FIRST. The name of the Corporation is: “CPS Technologies Corp."

RESOLVED:	That the Authorized Officer be, and hereby is, authorized, for and on behalf of the Corporation and in its name, to execute, acknowledge, seal and deliver all such instruments, agreements and other documents, and to do all such acts and things, as he, in his sole discretion, shall deem necessary, desirable or appropriate in order to consummate the transactions described in and contemplated by the foregoing resolutions, or to carry out the intent and purpose of the foregoing resolutions, including, but not limited to notifying the appropriate officials in the various jurisdictions in which the Corporation is qualified to do business as a foreign corporation as to the change in the corporate name of the Corporation in connection with the Merger.
RESOLVED:	That all actions, preparations, executions, deliveries and filings of all agreements, instruments, documents and certificates in the name of and on the behalf of the Corporation, under its corporate seal or otherwise, and all fees and expenses incurred or paid by the Authorized Officer as he has deemed necessary, proper or advisable to carry out the intent and effectuate the purposes of the foregoing resolutions prior to the date hereof are hereby authorized, approved, adopted, ratified and confirmed in all respects.

FOURTH: That the Merger of Subsidiary into the Corporation be effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officer this 15th day of March 2007.

CERAMICS PROCESS SYSTEMS CORPORATION

By /s/ Grant C. Bennett

Name: Grant C. Bennett

Title: President, Chief Executive

Officer and Treasurer